Exhibit 2

         ---------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG



               UNITED FINANCIAL ADJUSTING COMPANY, INC. ("SELLER")



                          MERRYMEETING, INC. ("BUYER")



                                       AND



               FRONTIER ADJUSTERS OF AMERICA, INC. (THE "COMPANY")



                           Dated as of April 27, 2001

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         This STOCK PURCHASE AGREEMENT, dated as of April 27, 2001, by and among
UNITED FINANCIAL ADJUSTING COMPANY, INC., an Ohio corporation ("Seller"), MERRYMEETING INC., a Delaware corporation ("Buyer"), and FRONTIER ADJUSTERS OF AMERICA, INC., an Arizona corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Seller owns 5,258,513 shares of common stock, par value $.01 per share of the Company, out of 8,957,660 shares of such common stock of the Company which are issued and outstanding (the "Common Stock"), constituting approximately 58.70% of the issued and outstanding shares of the Common Stock; and

         WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller all of such 5,258,513 shares of the Company owned by Seller (the "Purchase Shares"); and

         WHEREAS, in connection with the purchase and sale of the Purchase Shares, the parties hereto desire to make such other arrangements and agreements, and to enter into certain other ancillary agreements, all as more specifically provided herein.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE 1. DEFINITIONS

         SECTION 1.1 SPECIFIC DEFINITIONS. In addition to the other definitions contained in Section 1.2, the following terms will, when used in this Agreement, have the following respective meanings:

         "AFFILIATES" shall mean, with respect to any Person, any Persons directly or indirectly through one or more Subsidiaries controlling or controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made; it being understood that none of Buyer, Seller or any of their respective Affiliates shall be considered Affiliates under this Agreement simply by virtue of this Agreement, the Ancillary Agreements or any other agreements entered into in connection with the transactions contemplated by this Agreement. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" shall mean this Stock Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

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         "ANCILLARY AGREEMENTS" shall mean all closing and other related documents under the Agreement.

         "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

         "BUYER" shall have the meaning set forth in the Preamble.

         "BUYER GROUP MEMBER" shall mean each of Buyer and its Affiliates and their directors, officers, employees, agents and their respective successors and assigns, and Company and its Subsidiaries (as constituted after the Closing).

         "CLAIM NOTICE" shall have the meaning set forth in Section 9.4.

         "CLOSING" shall mean the closing of the Transaction.

         "CLOSING DATE" shall mean April 30, 2001 or such other date as shall be agreed by Seller and Buyer.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPANY" shall have the meaning set forth in the Recitals.

         "COMPANY COMMON STOCK" shall have the meaning set forth in Section 5.3.

         "COMPANY MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the businesses, properties, assets, liabilities, results of operations or financial condition of Company and its Subsidiaries, taken as a whole.

         "COMPANY STOCK" shall mean 100% of the outstanding shares of Company Common Stock.

         "COMPANY SUBSIDIARIES" shall mean the Subsidiaries of Company.

         "CONTRACTS" shall mean all leases, including, without limitation, real property leases and personal property leases, contracts, agreements, indentures, promissory notes, guarantees, licenses, arrangements, commitments and understandings of any kind, whether written or oral, to which a Person is a party or by which such Person or any of its assets may be bound, and all rights arising under any of them.

          "DAMAGES" shall mean losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, deficiencies, Taxes and reasonable expenses and costs, including reasonable attorneys' and auditors' fees (and any reasonable expert's fees).

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         "GAAP" shall mean generally accepted accounting principles consistently applied.

         "GOVERNMENTAL AUTHORITY" shall mean any federal, state, municipal or other governmental authority, department, commission, board, agency or instrumentality.

         "GOVERNMENTAL AUTHORIZATIONS" shall mean, with respect to a business, all licenses, permits, certificates and other authorizations and approvals required under applicable Law to carry on such business as conducted as of the Closing.

         "GOVERNMENTAL ENTITY" shall mean any local, state, federal, national, provincial, regional or other government, including all of their respective branches, departments, agencies, courts, instrumentalities or other subdivisions.

         "INDEMNIFIED PARTIES" shall mean the Seller Group Members and the Buyer Group Members.

         "INDEMNITEE" shall have the meaning set forth in Section 9.4.

         "INDEMNITOR" shall have the meaning set forth in Section 9.4.

         "IRS" shall mean the Internal Revenue Service.

         "LAW" shall mean any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree promulgated or issued by any Governmental Entity.

         "MATERIAL ADVERSE CHANGE" shall mean, with respect to a business, any change, effect, event, occurrence or state of facts that is, or would reasonably be likely to be, materially adverse to such business, or to its respective properties, assets, liabilities, results of operations or financial condition.

         "ORDINARY COURSE OF BUSINESS" shall mean, with respect to a business, the conduct of such business in accordance with the customs, practices and procedures of such business.

         "PERSON" shall mean any individual, corporation, partnership, limited liability company, trust, association or other entity or organization.

         "SELLER" shall have the meaning set forth in the Preamble.

         "SELLER GROUP MEMBER" shall mean each of Seller and its Affiliates and their directors, officers, employees, agents and their respective successors and assigns.

         "SUBSIDIARY" shall mean any partnership, corporation, limited liability company, branch or similar entity that is required by GAAP to be consolidated by Seller, Buyer or Company.

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         "TAX RETURN" shall mean any reports, declaration, report, claim for fraud, or information returns or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TAXES" shall mean all taxes imposed by any Governmental Entity anywhere in the world, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

          "TRANSACTION" shall mean, collectively, all of the transactions contemplated by this Agreement and the Ancillary Agreements.

         "TRANSFER" shall mean sell, assign, transfer, pledge, encumber, hypothecate, dispose or convey, directly or indirectly, whether in one transaction or a series of related transactions.

         SECTION 1.2 INTERPRETATION.

         (a) the words "hereof," "herein," and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (b) references to "Article" or "Section" are to the respective Articles and Sections of this Agreement, and references to "Exhibit" or "Schedule" are to the respective Exhibits and Schedules annexed hereto;

         (c) references to a "party" means a party to this Agreement and includes references to such party's successors and assigns;

         (d) the terms "Dollars" and "$" shall mean United States dollars;

         (e) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

         (f) the masculine pronoun includes the feminine and the neuter, and visa versa, as appropriate in the context;

         (g) wherever the word "include," "includes," or "including" is used in this Agreement, it will be deemed to be followed by the words "without limitation" unless clearly indicated otherwise; and

         (h) the word "or" shall not be deemed to be exclusive but shall be interpreted as "and/or."

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                      ARTICLE 2. CLOSING PURCHASE AND SALE

         SECTION 2.1 THE CLOSING. The closing (the "Closing") of the transactions set forth in this Article 2.1 shall take place at 10:00 A.M., New York time, on April 30, 2001, or at such other time or such other date as the Buyer and the Seller may agree, at the offices of Seller, 270 South Service Road, Melville, New York. (Hereinafter, such date is referred to as the "Closing Date" and such time on the Closing Date is referred to as the "Closing Time".)

         SECTION 2.2 SALE AND PURCHASE OF THE PURCHASE SHARES. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, at the Closing, the Seller agrees to sell, convey, transfer, assign and deliver to the Buyer certificates for the Purchase Shares, duly endorsed in blank or accompanied by stock powers in blank, free and clear of all Liens and the Buyer agrees to purchase from the Seller the Purchase Shares.

                           ARTICLE 3. PURCHASE PRICE

         SECTION 3.1 THE PURCHASE PRICE. The Buyer shall purchase the Purchase Shares for an aggregate amount of $8,330,000.00 (the "Purchase Price").

         SECTION 3.2 DELIVERY OF PURCHASE PRICE. At the Closing, the Purchase Price shall be paid by the Buyer to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller at least two business days prior to the Closing.

               ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         SECTION 4.1 ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, and all necessary permits and licenses, to own and operate its assets and to carry on its business as presently conducted.

         SECTION 4.2 CORPORATE AUTHORIZATION. Buyer has full requisite power and authority to execute and deliver this Agreement, and each Ancillary Agreement to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is a party have been duly and validly authorized on behalf of Buyer, and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is a party.

         SECTION 4.3 CONSENTS AND APPROVALS. There are no consents, approvals, waivers or authorizations that are required to be obtained by Buyer from, and no notices

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or filings that are required to be given by Buyer to, or made by Buyer with, any
Governmental Entity or other Person, in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement.

         SECTION 4.4 NONCONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement, and the consummation by Buyer of the Transaction, do not and will not (i) violate any provisions of the Articles of Incorporation, By-Laws or other organizational documents of Buyer or
(ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer under any Contract or result in the creation of any Encumbrance upon the Purchase Shares or (iii) violate or result in a breach of or constitute a default under any Law or other restriction of any court or governmental authority to which Buyer is subject, including any Governmental Authorization of the Transaction.

         SECTION 4.5 BINDING EFFECT. This Agreement, and each Ancillary Agreement to which Buyer is a party, when executed and delivered by the other parties thereto, will constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

         SECTION 4.6 LITIGATION AND CLAIMS. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the knowledge of Buyer, threatened, against or relating to Buyer in connection with the Purchase Shares, or with respect to the Transaction.

         SECTION 4.7 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is or has been authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer in connection with the Transaction.

         SECTION 4.8 SECURITIES LAW REPRESENTATIONS.

         (a) Seller has granted Buyer full and unrestricted access to the business premises, offices, properties, and business, corporate and financial books and records of the Company. Buyer has been permitted to examine the foregoing records, to question officers of the Company, and to make such other investigations as it considered appropriate to determine or verify the business and financial condition of the Company. Seller furnished to Buyer all information regarding the business and affairs of the Company that Seller requested.

         (b) Because of Buyer's considerable knowledge and experience in financial and business matters, Buyer is able to evaluate the merits, risks, and other factors bearing on the suitability of the Purchase Shares as an investment.

         (c) The Buyer's financial condition is such that it would not be, and does not contemplate being, required to dispose of any investment in the Purchase

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Shares, or sell, transfer, pledge, or otherwise dispose of any of the Purchase
Shares for an indefinite period.

         (d) Buyer's acquisition of the Purchase Shares will be solely for its own account, as principal, for investment, and not with a view to, or for resale in connection with, any underwriting or distribution.

              ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLER

         Except for the following express representations and warranties made in this Article 5, Seller makes no representation or warranty as to the business, assets, operations, liabilities or financial condition of the Company, or as to any other matter. Seller represents and warrants to Buyer as follows:

         SECTION 5.1 ORGANIZATION.

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority, and all necessary permits and licenses, to own and operate its assets, and to carry on its business as presently conducted.

         (b) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to own and operate its assets, and to carry on its business as presently conducted.

         SECTION 5.2 CORPORATE AUTHORIZATION. Seller has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party have been duly and validly authorized on behalf of Seller, and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party.

         SECTION 5.3 CAPITAL STOCK. (a) The entire authorized capital stock of Company consists of (i) 100,000,000 shares of preferred stock, none of which are issued or outstanding and (ii) 100,000,000 shares of common stock, par value $.01 per share (the "Company Common Stock"), 8,957,660 of which are issued and outstanding. Seller holds of record and owns beneficially 5,258,513 of the outstanding shares of Company Common Stock, constituting approximately 58.7% of all of the issued and outstanding Company Common Stock, and has good and valid title to all such shares. The Purchase Shares are now, and at the Closing Date will be, free and clear of all Encumbrances. Except as set forth in Schedule 5.3.1, no shares of Company Common Stock are held in the treasury of Company. All of the shares of outstanding Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.

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         (b) Except as set forth in Schedule 5.3.2, there are no outstanding or authorized warrants, options, rights (including stock appreciation, phantom stock, profit participation or similar rights and rights to demand registration or to sell in connection with a registration by Company under the federal securities laws), calls or other commitments of any nature relating to the shares of Company Common Stock or other securities of Company, and there are no outstanding securities of Company that are now or in the future are convertible into or exchangeable for shares of capital stock of Company. Company is not obligated to issue any shares of the Common Stock for any purpose, and, except as contemplated hereby, no person has entered into any contract, whether oral or written, or option or any right or privilege (whether pre-emptive or contractual) capable of becoming a contract or option for the purchase, subscription or issuance of any unissued shares or other securities of Company. Seller is not a party to any voting trusts, proxies or other agreements or understandings with respect to the Company Common Stock or other securities of Company.

         SECTION 5.4. NONCONTRAVENTION. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement, and the consummation by Seller of the Transaction, do not and will not (i) violate any provision of the certificate of incorporation, by-laws or other organizational documents of Seller, (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller under, any Contract or result in the creation of any Encumbrance upon the Purchase Shares or (iii) violate or result in a breach of or constitute a default under any Law or other restriction of any court or governmental authority to which Seller is subject, including any Governmental Authorization of the Transaction.

         SECTION 5.5. LITIGATION AND CLAIMS. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the knowledge of Seller, threatened, against or relating to Seller in connection with the Purchase Shares, or with respect to the Transaction.

         SECTION 5.6 BINDING EFFECT. This Agreement and each Ancillary Agreement to which Seller is a party, when executed and delivered by the other parties thereto, will constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

         SECTION 5.7 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is or has been authorized to act on behalf of Seller or Company who might be entitled to any fee or commission from Seller or Company in connection with the Transaction.

         SECTION 5.8 TAXES.  To the best of Seller's knowledge:

         (a) All taxes owed by or with respect to the Company have been paid or provided for.

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         (b) Neither the IRS nor any other tax entity is now asserting or threatening to assert against the Company any deficiency or claim for additional taxes or any tax adjustment which could result in a Material Adverse Change to the Company.

                              ARTICLE 6. COVENANTS

         SECTION 6.1 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, except as otherwise specifically contemplated by this Agreement or as Buyer shall otherwise agree in writing, Seller covenants and agrees that it will use all reasonable efforts to cause the Company to (1) continue to conduct its business, maintain its assets and carry on its business practices in the same manner as heretofore, (2) preserve its business organization intact, will not interfere with or take action that undermines Company's efforts to retain the services of its employees and preserve the present business relationships and goodwill of its suppliers and customers and others having business relations with it, (3) pay and perform in all material respects all of its liabilities and obligations as and when due and all contracts and leases to which it is a party in accordance with the terms and provisions thereof and (4) comply in all material respects with all Laws that are applicable to it and its business. In addition, Seller covenants and agrees that Company shall not, and Seller shall not permit Company, or any Company Subsidiary, directly or indirectly, to do any of the following without the express prior written consent of Buyer:

         (a) make or adopt any changes to or otherwise alter its certificate or articles of incorporation, by-laws or any other governing or constitutive documents;

         (b) purchase or enter into any Contract to purchase or lease any real property;

         (c) grant any salary increase or permit any advance to any director, officer or employee, other than in accordance with past practice, or enter into any new, or amend or otherwise alter, any employee benefit plan, or any employment or consulting Contract, or any Contract providing for the payment of severance;

         (d) enter into any transaction other than in the normal and ordinary course of business;

         (e) form any Subsidiary or Affiliate, or issue, grant, sell, redeem, subdivide, combine, change or purchase any of Company's capital stock, notes or other securities, whether debt or equity, or make any Contract or commitments to do so;

         (f) merge or consolidate, or agree to merge or consolidate, with or into any other Person or acquire or agree to acquire or be acquired by any Person;

         (g) (i) change any of its methods of accounting in effect as at June 30, 2000, or (ii) make or rescind any express or deemed election relating to Taxes, or change any of its methods of reporting income or deductions for income tax purposes from those employed in the preparation of Tax Returns for the taxable year ended June 30, 2000 except as may be required by applicable Law, the IRS or GAAP; or

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         (h) enter into any Contract or other commitment to do any of the foregoing.

         SECTION 6.2 REASONABLE EFFORTS. Seller and Buyer will cooperate and use their respective commercially reasonable efforts to fulfill the conditions precedent to the other party's obligations hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the Transaction.

         SECTION 6.3 FURTHER ASSURANCES. From time to time after the Closing Date, Seller and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the requesting party (and at such requesting party's expense) and necessary for the other party to satisfy its obligations hereunder or to obtain the benefits of the Transaction.

         SECTION 6.4 INTERCOMPANY LIABILITIES. Seller shall, on or prior to the Closing Date, eliminate all intercompany transactions.

         SECTION 6.5 NO BREACH OF REPRESENTATIONS AND WARRANTIES. Neither Seller nor Buyer will take any action prior to the Closing Date which would cause or constitute a breach, or would, if it had been taken immediately prior to the date hereof have caused or constituted a breach, of any of such party's representations and warranties set forth in this Agreement. Each of Seller and Buyer will, in the event of and promptly after the occurrence of, or promptly after becoming aware of the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any occurrence or event prior to the Closing Date which would cause or constitute a breach or would if it had occurred immediately prior to the date hereof, have caused or constituted a breach of any of the representations or warranties set forth in this Agreement, give detailed notice thereof to the other party and use its reasonable efforts to prevent or promptly remedy such breach.

         SECTION 6.6 ACCESS. Buyer and its officers, employees and representatives (including independent public accountants and counsel) will at reasonable times during regular business hours be permitted reasonable access to, and will be permitted to make copies of or abstracts from, all of the books and records, financial and operating data and other information of Company and its Subsidiaries, will have reasonable access to the premises and physical properties of Company and its Subsidiaries as Buyer deems necessary or advisable for purposes of consummating the transactions contemplated hereby, and will be permitted to discuss the affairs, finances and accounts of Company and its Subsidiaries with the directors, officers, employees, counsel, accountants, suppliers and customers of Company and its Subsidiaries. Buyer agrees that, prior to the consummation of the Transaction, it shall not disclose, divulge, furnish or make accessible to anyone, other than those of its employees, representatives, attorneys, accountants or lenders with a need to know, any information concerning Company or its Subsidiaries which is not or does not become commonly known by or available to the general public.

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                             ARTICLE 7. TAX MATTERS

         SECTION 7.1 INDEMNIFICATION.

         (a) Seller's Indemnification. Notwithstanding any other provision of this Agreement, Seller shall indemnify and hold harmless the Buyer Group Members from, against and in respect of any Taxes imposed with respect to the transfer to the Buyer of the Purchase Shares or any income or gain derived by Seller with respect to such transfer for any taxable period, or portion thereof, ended on or before the Closing Date.

         (b) Buyer's Indemnification. Buyer shall indemnify and hold harmless the Seller Group Members from, against and in respect of any Taxes imposed with respect to the Company whether before or after the Closing Date.

         SECTION 7.2 TAX RETURNS. Buyer shall be responsible for causing the Company to timely complete and file all Tax Returns and the prompt payment of all Taxes of the Company, whether attributable to before or after the Closing Date. Buyer shall provide the Seller the opportunity to review any Tax Return to be filed by the Company (prior to the filing thereof) which Tax Return is attributable to a period, in whole or in part, prior to the Closing Date.

                        ARTICLE 8. CONDITIONS TO CLOSING

         SECTION 8.1 CONDITIONS TO THE OBLIGATIONS OF THE PARTIES. The obligations of the parties to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

         (a) No Injunctions. No Law prohibiting the consummation of the Transaction shall be in effect on the Closing Date.

         SECTION 8.2 CONDITIONS TO THE OBLIGATION OF BUYER. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Seller contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except representations and warranties that are made as of a specific date need be true only as of such date).

         (b) Covenants. The covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

         (c) Certificates. Buyer shall have received (i) a certificate of an executive officer of Seller, dated the Closing Date, and certifying to the fulfillment on the part of Seller of

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the conditions specified in paragraphs (a) and (b) above (ii) resignations of
Peter I. Cavallaro, Charles E. Becker, James J. Ferzoco, and Anthony J. Puglisi as officers and/or directors of the Company, and (iii) such other evidence with respect to the fulfillment of said conditions as Buyer may reasonably request.

         (d) No Change in Business. Between the date of this Agreement and the Closing Date, Company and its Subsidiaries shall not have suffered or experienced a Material Adverse Effect, and there shall have been delivered to Buyer a certificate from Seller, signed by an executive officer of Seller, to such effect.

         (e) Ancillary Agreements. Seller shall have executed and delivered (or shall have caused to be executed and delivered) this Agreement and each of the Ancillary Agreements.

         SECTION 8.3 CONDITIONS TO THE OBLIGATION OF SELLER. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Buyer contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true only as of such date).

         (b) Covenants. The covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

         (c) Certificates. Seller shall have received (i) a certificate of an executive officer of Buyer, dated the Closing Date, and certifying to the fulfillment on the part of Buyer of the conditions specified in paragraphs (a) and (b) above and (ii) such other evidence with respect to the fulfillment of said conditions as Seller may reasonably request.

         (d) Ancillary Agreements. Buyer shall have executed and delivered (or shall have cause to be executed and delivered) this Agreement and each of the Ancillary Agreements.

                      ARTICLE 9. SURVIVAL; INDEMNIFICATION

         SECTION 9.1 SURVIVAL OF REPRESENTATIONS. All statements, certifications, indemnifications, representations and warranties made herein by the parties to this Agreement, and their respective obligations to be performed pursuant to the terms hereof, shall survive the Closing; provided, however, that, the representations and warranties made by the parties hereunder shall terminate on the date one year after the Closing Date, except to the extent a party gives written notice to the other party of any breach thereof on or before such date (which notice shall identify the Section of this Agreement alleged to have been breached and a reasonable description of the breach and of all material facts relating thereto then known by the party providing such notice), and then only with respect to the matters described in such notice.

         SECTION 9.2 INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless any Buyer Group Member from and against any and all Damages incurred by such Buyer Group Member arising from, or in connection with:

         (a) any failure by Seller to perform any of its covenants or other obligations herein or in any document executed in connection with this Agreement, including, without limitation, the Ancillary Agreements;

         (b) any breach of any representation or warranty of Seller contained or referred to herein or in any Schedule, certificate, exhibit or other instrument delivered by or on behalf of Seller pursuant to this Agreement;

         (c) the allegation in writing by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts which, if such allegation were true, would constitute a breach by Seller of any representation or warranty of Seller contained or referred to herein or in any Schedule, certificate, exhibit or other instrument delivered by or on behalf of Seller pursuant to this Agreement; and

         (d) the tax matters set forth in Section 7.1(a).

         SECTION 9.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless any Seller Group Member from and against any and all Damages incurred by such Seller Group Member arising from, or in connection with:

         (a) any failure by Buyer to perform any of its covenants or other obligations herein or in any other document executed in connection with this Agreement, including, without limitation, the Ancillary Agreements;

         (b) any breach of any representation or warranty of Buyer contained or referred to herein or in any Schedule, certificate, exhibit or other instrument delivered by or on behalf of Buyer pursuant to this Agreement;

         (c) the allegation in writing by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts which, if such allegation were true, would constitute a breach by Buyer of any representation or warranty of Buyer contained or referred to herein or in any Schedule, certificate, exhibit or other instrument delivered by or on behalf of Buyer pursuant to this Agreement; and

         (d) the tax matters set forth in Section 7.1(b).

         SECTION 9.4 NOTICE OF CLAIMS. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (an "Indemnitee") shall promptly give to the party or parties obligated to provide indemnification to such Indemnitee (an "Indemnitor") a notice ("Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement, the Ancillary Agreements, or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

         SECTION 9.5 THIRD PARTY CLAIMS.

         (a) Subject to paragraph (b) below, in the case of any third party claim, action or suit as to which indemnification is sought by an Indemnitee, the Indemnitor shall have 15 business days after receipt of the notice referred to in Section 9.4 to notify the Indemnitee that it elects to conduct and control such claim, action or suit. If the Indemnitor does not give the foregoing notice, the Indemnitee shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its exclusive but reasonable discretion, and the Indemnitor shall, upon request from any Indemnitee, promptly pay to such Indemnitee in accordance with the other terms of this Article 9 the amount of any Damages. If the Indemnitor gives the foregoing notice, the Indemnitor shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the Indemnitor, the conduct and settlement of such action or suit, and the Indemnitee shall cooperate with the Indemnitor in connection therewith; provided, that (x) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee and (y) the Indemnitor shall agree promptly to reimburse the Indemnitee for the full amount of any Damages resulting from such action or suit, except fees and expenses of counsel for the Indemnitee incurred after the assumption of the conduct and control of such action or suit by the Indemnitor and (z) the Indemnitor may not settle any such action or suit if the Indemnitor would not be fully liable for all Damages resulting from such action or suit. So long as the Indemnitor is contesting any such action or suit in good faith, the Indemnitee shall not pay or settle any such action or suit or make any statement or take any action that would prejudice the right or ability of the Indemnitor to defend or settle such action or suit or that would effect the amount of Damages relating thereto.

         (b) In the case of any third party claim, action or suit as to which indemnification is sought by an Indemnitee which involves a claim for Damages other than money Damages together with money Damages or involves a claim solely for such other Damages and, in either case, could result in a Material Adverse Change in the business of the Indemnitee, the Indemnitee shall have the right to conduct and control, through counsel of its choosing, such claim, action or suit. The Indemnitee shall permit the Indemnitor to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the Indemnitor. The Indemnitee may compromise or settle any such claim, action or suit; provided, that, any compromise or settlement with respect to a claim for money Damages effected after the Indemnitor, by notice to the Indemnitee, shall have reasonably disapproved in its reasonable judgment such compromise or settlement shall discharge the Indemnitor from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Damages.

                            ARTICLE 10. TERMINATION

         SECTION 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual agreement of Seller and Buyer;

         (b) by either Seller or Buyer, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to June 15, 2001; provided that the terminating party is not in material breach of its obligations under this Agreement; and

         (c) by either Seller or Buyer if there shall be in effect any Law that prohibits the Closing or if the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction. a

         SECTION 10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or their respective Affiliates, directors, officers or employees, except that nothing in this Section 10.2 shall relieve any party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Article 9 shall remain in effect in accordance with the provisions and limitations of such Article.

                           ARTICLE 11. MISCELLANEOUS

         SECTION 11.1 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be deemed duly given, effective (i) three Business Days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when sent if sent by telecopier or fax, provided that the telecopy or fax is promptly confirmed by telephone, (iii) when served, if delivered personally to the intended recipient, and (iv) one Business Day later, if sent by overnight delivery via a national courier service, and, in each case, addressed to the intended recipient at the address set forth below. Any party may change the address to which notices or other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

If to Seller:              UNITED FINANCIAL ADJUSTING COMPANY, INC.
                           c/o Netrex Capital Group LLC
                           270 South Service Road
                           Melville, NY 11747
                           Telephone:  (516) 622-9435
                           Telecopy:  (516) 777-8440
                           Attn:  Peter I. Cavallaro, General Counsel

With a copy to:            UNITED FINANCIAL ADJUSTING COMPANY, INC.
                           c/o Netrex Capital Group LLC
                           270 South Service Road
                           Melville, NY 11747
                           Telephone:  (516) 622-9439
                           Telecopy:  (516) 777-8440
                           Attn:  Peter I. Cavallaro, General Counsel

If to Buyer:               MERRYMEETING, INC.
                           9 Merrymeeting Lane
                           Lloyd Harbor, NY 11743
                           Telephone:  (631) 692-5901
                           Attn:  John M. Davies

With a copy to:            ULMER & BERNE LLP
                           Bond Court Building
                           1300 East Ninth St., Suite 900
                           Cleveland, OH 44114
                           Telephone:  (216) 621-8400
                           Fax:  (216) 621-7488
                           Attn:  Steven A. Markus

         SECTION 11.2 AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or at equity.

         SECTION 11.3 NO ASSIGNMENT OR BENEFIT TO THIRD PARTIES. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors or permitted assigns and the Indemnified Parties, any rights or remedies under or by reason of this Agreement. Any attempted assignment in violation of this Section 11.3 shall be null and void.

         SECTION 11.4 ENTIRE AGREEMENT. This Agreement (including all Schedules and Exhibits), and the Ancillary Agreements contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

         SECTION 11.5 CONFIDENTIALITY. Neither Seller nor Buyer nor any of their respective Affiliates shall issue a press release or make any public announcement relating to this Agreement or any matters referred to or contemplated herein or in the Ancillary Agreements, in each case without the express written consent of the other party, except as may be required to comply with the requirements of any applicable Law or rules and regulations of any stock exchange upon which the securities of such party are listed or quoted, or of any regulatory authority with jurisdiction over either of the parties hereto, or any of their respective Affiliates, in which case such disclosing party shall consult with and provide a reasonable opportunity to comment to the other party. It is understood that this Section 11.5 shall not prevent compliance by Seller or any Subsidiary of Company with the rules and regulations of any stock exchange upon which the securities of such party are listed or quoted.

         SECTION 11.6 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

         SECTION 11.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law. The parties hereto irrevocably agree to the exclusive jurisdiction of the State and Federal courts located in the Counties of Nassau or Suffolk, State of New York with respect to any action arising hereunder.

         SECTION 11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         SECTION 11.9 HEADINGS. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to alter or affect the meaning or interpretation of any of the provisions hereof.

         SECTION 11.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. To the extent permitted by Law, if any provision of this Agreement, or the application thereof to any Person or any circumstances is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         SECTION 11.11 INFERENCES. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against either party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

         IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                                       UNITED FINANCIAL ADJUSTING
                                       COMPANY, INC.

                                       By: /s/ Peter I. Cavallaro
                                           --------------------------------
                                           Peter I. Cavallaro
                                           Secretary

                                       MERRYMEETING, INC.

                                       By: /s/ John Davies
                                           --------------------------------
                                           John Davies
                                           President

                                       FRONTIER ADJUSTERS OF AMERICA, INC.

                                       By: /s/ Peter I. Cavallaro
                                           --------------------------------
                                           Peter I. Cavallaro
                                           Secretary

                            Stock Purchase Agreement



                                 SCHEDULE 5.3.1



                                 TREASURY STOCK



         There are currently 61,399 shares of the Common Stock of the Company held in treasury.

                            Stock Purchase Agreement



                                 SCHEDULE 5.3.2



                       OUTSTANDING WARRANTS, OPTIONS, ETC.



1. There are no outstanding warrants.

2. See the attached list.